 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016

PRINCETON CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00710	46-3516073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4422 Route 27, Building C Suite 1, Box 89 Kingston, New Jersey	08528
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 514-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2016, Princeton Capital Corporation (the “Company”) entered into a loan agreement and related security agreement (collectively, the “Loan Agreement”) with Munish Sood in the amount of $390,000. Mr. Sood is the Company’s Chief Executive Officer and a director of the Company. The board of directors of the Company, by unanimous written consent, authorized and approved that the Company enter into the Loan Agreement.

Under the Loan Agreement, Mr. Sood agreed to extend a term loan in an aggregate principal amount equal to $390,000, the proceeds of which were used solely by the Company to make a deposit in connection with the purchase on margin of approximately $43,000,000 in U.S. treasury bills by the Company on or before June 30, 2016 in order for the Company to take proactive steps to ensure its compliance with the regulated investment company (“RIC”) diversification requirements under Subchapter M of the Internal Revenue Code of 1986, as amended. The U.S. treasury bills will be sold on July 7, 2016 and the loan will be repaid in full together with interest at an annualized rate of 10% per annum on July 8, 2016. While the Company from time to time has borrowed funds in due course in order to maintain its RIC status (and Mr. Sood has previously participated in a similar loan which was principally funded by a non-officer/director), this time the lender was solely Mr. Sood, a director and officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:   June 30, 2016

PRINCETON CAPITAL CORPORATION
By:	/s/ Gregory J. Cannella
Name: Gregory J. Cannella
Title: Chief Financial Officer

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